EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CF Bankshares Inc., for the registration of 200,000 shares of (Voting) Common Stock, $0.01 par value per share, of CF Bankshares Inc. to be issued pursuant to the CF Bankshares Inc. 2019 Equity Incentive Plan, as amended, of our report dated March 28, 2024, on our audits of the consolidated financial statements of CF Bankshares Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, which report is included in the Annual Report on Form 10-K of CF Bankshares Inc. for the year ended December 31, 2023.  Our report contained an explanatory paragraph stating CF Bankshares Inc. changed its method of accounting for credit losses on financial instruments due to the adoption of Accounting Standards Codification Topic 326:  Financial Instruments – Credit Losses.

Forvis  Mazars, LLP

Indianapolis, Indiana

December 12, 2024